OBIE MEDIA CORPORATION


                            NOTICE OF ANNUAL MEETING

                                       AND

                                 PROXY STATEMENT


                                  JUNE 15, 1999

                             OBIE MEDIA CORPORATION
                              4211 West 11th Avenue
                              Eugene, Oregon 97402

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 15, 1999


To the shareholders of
Obie Media Corporation:


            The annual meeting of the shareholders of Obie Media Corporation, an Oregon corporation (the "Company"), will be held at 3 p.m. on June 15, 1999 at the offices of the Company, located at 4211 West 11th Avenue, Eugene, Oregon, for the following purposes:

            1. To elect two Class 1 directors to serve until the 2002 annual meeting of shareholders.

            2. To transact such other business as may be properly brought before the meeting.

            The foregoing items of business are more fully described in the proxy statement accompanying this notice.

            All shareholders are invited to attend the meeting. Shareholders of record at the close of business on May 7, 1999, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. Shareholders may vote in person or by proxy.

                                            By order of the Board of Directors

                                            Dolores M. Mord
                                            Secretary

Eugene, Oregon
May 14, 1999


YOUR VOTE IS IMPORTANT. Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the accompanying envelope to ensure that your shares will be voted

                             OBIE MEDIA CORPORATION

                                 PROXY STATEMENT

                       1999 Annual Meeting of Shareholders


                                  INTRODUCTION

                  The enclosed proxy is solicited by the Board of Directors of Obie Media Corporation (the "Company" or "Obie Media"), to be used at the annual meeting of shareholders to be held at 3 p.m. on June 15, 1999, and at any adjournment or postponement thereof. The meeting will be held at the Company's offices located at 4211 West 11th Avenue, Eugene, Oregon 97402. A copy of the notice of the meeting is attached. The Company expects to mail this proxy statement and the proxy to shareholders on or about May 14, 1999.

                  The persons named in the enclosed proxy will vote in the manner directed and, in the absence of such direction, will vote for the election of both of the named nominees for director. As to other items of business that may arise at the meeting, they will vote in accordance with their best judgment.

                  Any proxy submitted by a shareholder may be revoked by the shareholder at any time before its use by giving notice of such revocation to the Secretary of the Company. If a shareholder attends the meeting and desires to vote in person, his or her proxy will not be used.

                  The solicitation of proxies is being handled by the Company at its own cost, principally through the use of the mails. Brokers, dealers, banks and other nominees will be requested to forward soliciting material to the beneficial owners of the shares and to obtain authorization for the execution of proxies. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to the beneficial owners of stock held of record by such persons.

                  A copy of the Company's Annual Report to Shareholders for the fiscal year ended November 30, 1998 is enclosed. Its Form 10-KSB, filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be obtained without charge from James W. Callahan, the Company's Chief Financial Officer, at 4211 West 11th Avenue, Eugene, Oregon 97402.

                                  VOTING RIGHTS

                  All holders of record of the Company's Common Stock, without par value ("Common Stock"), at the close of business on May 7, 1999 will be entitled to vote in person or by proxy at the annual meeting. On that date, 4,322,949 shares of Common Stock were outstanding and entitled to vote. The holders of the Common Stock are entitled to one vote for each share of Common Stock held. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock at the annual meeting will constitute a quorum for the transaction of business. "Abstentions" and "withheld" votes, as well as broker non-votes, will be counted toward the quorum requirement for the meeting but will not be counted for or against any proposal.


                 PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

                  The following table shows, as of April 15, 1999, the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by each person known by the Company to beneficially own 5% or more of the Company's Common Stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group.



Name and Address                   Amount and Nature              Percentage of
of Beneficial Owner             of Beneficial Ownership(1)        Common Stock
-------------------             -----------------------           -------------
Brian B. Obie                         2,094,970 (2)(3)                 48.5%
Eugene, Oregon

Dolores M. Mord                         426,471 (2)(3)                  9.9
Eugene, Oregon

Douglas D. Obie                         288,118 (4)                     6.3
Seattle, Washington

Christine Obie-Barrett                  283,278 (5)                     6.2
Eugene, Oregon

Wayne P. Schur                           82,500 (6)                     1.9
Langhorne, Pennsylvania

Randall C. Pape                          14,740 (6)                      *
Eugene, Oregon

Stephen A. Wendell                       10,890 (2)(6)                   *
Eugene, Oregon

Richard C. Williams                      32,828 (2)(6)                   *
Eugene, Oregon

Steven F. Grover                         12,100 (6)                      *
Eugene, Oregon

James W. Callahan                         9,680 (6)                      *
Eugene, Oregon

All officers and directors
as a group (8 persons)                2,686,677 (2)(3)(6)              61.7
------------------
*Less than 1 percent of the outstanding shares.

(1) A person is considered to "beneficially own" any shares: (a) over which such person exercises sole or shared voting or investment power; or (b) of which such person has the right to acquire ownership at any time within 60 days (e.g., through exercise of stock options). Voting and investment power relating to the shares referenced in the table above is exercised solely by the beneficial owner, except as indicated otherwise.

(2) Includes shares owned by the spouses of the named persons as follows:  Brian
B. Obie, 20,250 shares; Dolores M. Mord, 103,713 shares; Stephen A. Wendell, 3,520 shares; Richard C. Williams, 4,707 shares; and for all officers and directors as a group, 132,190 shares. All named persons disclaim beneficial ownership of shares owned by their spouses.

(3) Includes 13,113 shares owned by the Company's profit sharing and 401(K) plan. Brian B. Obie and Dolores M. Mord serve on the administrative committee with responsibility for plan decisions.

(4) Includes 48,176 shares held by Douglas D. Obie as trustee for the benefit of Christine Obie-Barrett's minor children. Also includes 8,969 shares beneficially owned by Douglas D. Obie's minor children, which are held by Christine Obie-Barrett as trustee.

(5) Includes 8,969 shares held by Christine Obie-Barrett as trustee for the benefit of Douglas D. Obie's minor children. Also includes 48,176 shares beneficially owned by Christine Obie-Barrett's minor children, which are held by Douglas D. Obie as trustee.

(6) Includes shares subject to options exercisable within 60 days after April 15, 1999, as follows: Wayne P. Schur, 27,500 shares; Randall C. Pape, 2,640 shares; Stephen A. Wendell, 2,640 shares; Richard C. Williams, 2,640 shares; Stephen F. Grover, 12,100 shares; James W. Callahan, 7,260 shares; and for all officers and directors as a group, 54,780 shares.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

            The Company's Restated Articles of Incorporation (the "Articles") provide that, when the Company has six or more directors, the Board of Directors will be divided into three classes (Class 1, Class 2 and Class 3), with the members of each class serving for staggered three-year terms. The Company has six directors, and the Chief Executive Officer, as authorized by the Articles, has made the initial designation of directors to each of the three classes. Accordingly, at each annual meeting of the Company's shareholders, the number of directors equal to the number of the directors in the class whose term expires at the time of the meeting will be elected to hold office until the third succeeding annual meeting. The Articles limit the number of directors to nine. Class 1, Class 2 and Class 3 directors serve for terms expiring at the annual meeting of Obie Media shareholders in 1999, 2000 and 2001, respectively.

            Two Class 1 directors will be elected at the annual meeting. They will serve until the annual meeting of shareholders in 2002, or until their respective successors are elected and qualified. Management's nominees for Class 1 director are Delores Mord and Wayne Schur. Ms. Mord and Mr. Schur are presently members of the Board.

            Any nomination for director submitted by a shareholder must be made in accordance with the Company's Bylaws. Under the Company's Bylaws, any nomination for director submitted by a shareholder must be received by the Secretary no later than May 24, 1999. A shareholder submitting a director nomination must set forth as to each person whom the shareholder proposes to nominate: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The shareholder notice must be accompanied by a signed written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. If shareholders wish to submit nominations for consideration at any subsequent annual shareholder meeting, such submission must be received by the Company's Secretary not less than 30 days before the date of that annual meeting.

            A quorum being present at the shareholder meeting, the two nominees for Class 1 director receiving the most votes cast in person or by proxy will be elected as directors for a three-year term. There is no cumulative voting. Shareholders cannot vote for more than two directors. Directors will hold office until the 2002 annual meeting of Obie Media shareholders or until their successors are duly elected and qualified. Both nominees for director have agreed to serve if elected. If either nominee should become unavailable to serve as a director prior to the annual meeting, the persons named in the enclosed proxy will vote for such substitute nominee as may be designated by the Board of Directors.

            Certain information with respect to each person nominated for election as a director at the annual meeting and each person whose term of office as a director will continue after the meeting is set forth below:

                                                                      Director
Name                       Principal Occupation                 Age     Since
----                       --------------------                 ---     -----
Class 1 Nominees - Terms to Expire in 2002:

Delores M. Mord      Vice President of Obie Industries           65      1987

                     Incorporated ("Obie Industries")

Wayne P. Schur       Executive Vice President of                 54      1998
                     the Company

Class 2 Directors - Terms Expire in 2000

Randall C. Pape      President and Chief Executive               48      1996
                     Officer of The Pape Group
                     President and Chief Executive
                     Officer of Liberty Financial Group

Stephen A. Wendell   Registered Representative and Investment    58      1996
                     Advisory Agent with
                     KMS Financial Services, Inc.

Class 3 Directors - Terms Expire in 2001:

Brian B. Obie        Chairman of the Board,                      57      1987
                     President and Chief Executive
                     Officer of the Company

Richard C. Williams  President and Chief Executive               59      1996
                     Officer of Centennial Bancorp


Nominees for Class 1 Directors - Terms to Expire in 2002

         Dolores M. Mord is a co-founder of Obie Media and has served as the Company's Secretary and as a director since the Company's inception in 1987. She served as Vice President of Obie Media until 1996. Ms. Mord has served as an officer (currently as Vice President) and a director of Obie Industries since its formation in 1960. Obie Industries, which now operates as a real estate management company, was Obie Media's parent corporation until 1996. Ms. Mord has 37 years of experience in the out-of-home advertising industry.

         Wayne P. Schur was appointed Executive Vice President of Obie Media in September 1998. He was appointed a director of Obie Media in October 1998 and is also a director of P & C, one of the Company's wholly owned subsidiaries. He was the President and sole or principal shareholder of P & C from 1981 to September 1998, when P & C was acquired by Obie Media. He continues as President of P & C. Mr. Schur has 25 years of experience in the out-of-home advertising industry.

Class 2 Directors - Terms Expire in 2000

         Randall C. Pape became a director of Obie Media in 1996. In 1981, he was named President of Pape Bros., Inc., and since 1990 he has held the position of President and Chief Executive Officer of The Pape Group, Inc., a supplier of capital equipment and services, which operates as a holding company for Pape Bros., Inc., Flightcraft, Inc., Hyster Sales Company, Pape Properties, Inc. and Industrial Finance Company. Since 1973, he has been President and Chief Executive Officer of Liberty Financial Group, which is a holding company for Liberty Federal Bank, SB, EcoSort LLC, Sanipac, Inc. and Commercial Equipment Lease Corporation. Mr. Pape has also served as a director of Northwest Natural Gas Company, a distributor of natural gas in Oregon and Washington, since 1996.

         Stephen A. Wendell became a director of Obie Media in 1996. Since November 1998, Mr. Wendell has been a registered representative and investment advisory agent with KMS Financial Services, Inc., an independent privately owned financial services firm based in Seattle, Washington. From 1995 to February 1998, he was Chief Financial Officer and a director of Umpqua Feather Merchants, Inc., a manufacturer and distributor of fishing flies and related accessories. From 1992 to 1995, Mr. Wendell served as a consultant to Umpqua Feather Merchants, Inc. and other companies, including companies providing advertising and food services. Since 1993, Mr. Wendell has been the principal shareholder and President of Continental Land and Cattle Company, a residential real estate development company.

Class 3 Directors - Terms Expire in 2001

         Brian B. Obie is the Chairman of the Board, President and Chief Executive Officer of Obie Media. He is a co-founder of Obie Media and has served as its President and as a director since its inception in 1987. Since January 1998, he has served as the Treasurer of Obie Media Limited, a British Columbia corporation and one of its wholly owned subsidiaries, and, since September 1998, as a director of P & C. Mr. Obie is also employed by and is a director of Obie Industries, where he has served as President since 1968. Mr. Obie has 39 years of experience in the out-of-home advertising industry. He has been Chairman of the Board of Centennial Bancorp, a bank holding company, since 1981. He is a former mayor of Eugene, Oregon.

         Richard C. Williams became a director of Obie Media in 1996. He has served as President, Chief Executive Officer and a director of Centennial Bancorp since 1981. He has served as Vice Chairman of Centennial Bank, a wholly owned subsidiary of Centennial Bancorp, since 1992, was its Chief Executive Officer from 1992 until January 1998, and was its President from 1977 to 1992. He has been a director of Centennial Bank since 1977. Mr. Williams also recently became a director of Elmer's Restaurants, Inc., a franchisor and operator of full-service, family-oriented restaurants.

Board Committees
----------------

         The Company maintains two standing committees, an Audit Committee and a Compensation Committee, but does not maintain a standing nominating committee.

         The Audit Committee reviews and makes recommendations to the Board of Directors with respect to the engagement and discharge of the Company's independent auditors and the terms of such engagement, reviews the policies and procedures of the Company and management with respect to maintaining the Company's books and records, and reviews with the independent auditors the results of the auditing engagement and any recommendations the auditors may have with respect to the Company's financial, accounting or auditing systems. Stephen Wendell, Randall Pape and Richard Williams serve on the Audit Committee, with Mr. Wendell serving as Chair. The Committee did not formally meet during fiscal 1998, but the results of the Company's audit were reviewed at the Company's regular Board meetings.

         The Compensation Committee determines compensation for elected officers of the Company and prepares such reports with respect to such compensation as may be required by law. The Compensation Committee also grants awards under, and administers the Company's 1996 Stock Incentive Plan and considers matters of director compensation. Richard Williams, Randall Pape and Stephen Wendell serve on the Compensation Committee, with Mr. Williams serving as Chair. The Committee met once during fiscal 1998.

Board Meetings during 1998 Fiscal Year
--------------------------------------

         The Board of Directors met four times during the 1998 fiscal year. In fiscal 1998, each director attended at least 75% of the meetings of the Board of Directors and the committees on which the director served.

Compensation of Directors
-------------------------

         Executive officers receive no compensation for serving as directors of Obie Media. All non-employee directors receive $5,000 for each year they serve as a director. Upon becoming a director, Obie Media grants to each nonemployee director a nonqualified stock option to purchase 5,000 shares of Common Stock under the Company's Restated 1996 Stock Incentive Plan (the "Stock Plan"). On the date of each annual shareholder meeting, each nonemployee director is granted an additional option to purchase 1,000 shares. Options granted to nonemployee directors have a term of 15 years and an exercise price equal to the fair market value of the Company's Common Stock on the grant date. The options become exercisable by the director at the rate of 20% per year of service.


                               EXECUTIVE OFFICERS

            Each officer serves at the discretion of the Company's Board of Directors. No officer, other than Mr. Schur, is subject to an agreement that requires the officer to serve Obie Media for a specified number of years. Mr. Schur and Mr. Grover are subject to non-competition agreements. There are no family relationships among any of the Company's directors or executive officers, except that Mr. Obie and Ms. Mord are cousins.

         The executive officers of the Company as of the date of this proxy statement are as follows:

                                                              Has Served in
Name                Age         Office                        Present Office

Brian B. Obie        57         Chairman of the Board,        Since 1987
                                President and
                                Chief Executive
                                Officer

Wayne P. Schur       54         Executive                     Since 1998
                                Vice President

Stephen F. Grover    58         Vice President                Since 1996
                                and General                   Since 1994
                                Manager

James W. Callahan    46         Chief Financial Officer       Since 1996

         See "Election of Directors" for biographical information concerning Mr. Obie and Mr. Schur.

         Stephen F. Grover was appointed Vice President of Obie Media in September 1996 and has served as Obie Media's General Manager since 1994.

Since July 1998, he has also served as President of Obie Media Limited. He was Obie Media's General Sales Manager from 1993 to 1994 and a Regional Manager from 1991 to 1992. Mr. Grover has 32 years of experience in the out-of-home advertising industry.

         James W. Callahan was appointed Chief Financial Officer and Treasurer of Obie Media in 1996. Since September 1998, he has served as a director and as Secretary and Treasurer of P & C. From 1994 to 1996, he was a consultant filling the role of chief financial officer of Obie Media. From 1994 to 1997, Mr. Callahan also served in the capacity of chief financial officer of Obie Industries and its subsidiaries. From 1990 to 1994, he served as Chief Financial Officer of Springfield Forest Products, Inc. Mr. Callahan was employed by Arthur Andersen LLP from 1975 to 1990, most recently as a tax partner.

Executive Compensation
----------------------

         The following table summarizes the compensation Obie Media paid during each of the last three fiscal years to its Chief Executive Officer and other executive officers whose salary and bonus exceeded $100,000 during fiscal 1998, together with Wayne Schur, who became the Company's Executive Vice President on September 1, 1998 in connection with the P & C acquisition (the "Named Executive Officers"):

                            Summary Compensation Table

                                                                               Long-Term
                                                                              Compensation
                                                                                 Awards
                                                                                   -
                                                                               Securities       All Other
                                         Fiscal      Salary       Bonus        Underlying     Compensation
Name and Principal Position               Year        ($)          ($)          Options          ($)(1)
---------------------------              --------  -----------  -----------  --------------- ----------------
Brian B. Obie,                            1998       $166,632      $25,000              456       $3,749
Chairman of the Board, President          1997        157,200       25,000                -        3,568
   and Chief Executive Officer            1996        130,001            -                -        5,270


Stephen F. Grover,                        1998       $109,360      $25,774           11,324       $3,558
Vice President and                        1997         96,000       18,000                -        3,020
   General Manager                        1996         74,750       20,000           30,250        4,997


James W. Callahan,                        1998        $84,270      $16,000              236       $2,326
Chief Financial Officer and               1997         79,500       15,000                -            -
   Treasurer                              1996         79,500       30,000           18,150            -


Wayne P. Schur,                           1998        $37,500            -          137,500        $ 250
Executive Vice President (2)              1997              -            -                -            -
                                          1996              -            -                -            -


(1) Represents contributions made by the Company under its profit sharing and 401(k) plan on behalf of the applicable Named Executive Officers.

(2) Mr. Schur did not receive any compensation from the Company during fiscal 1996 or 1997 and only received salary from the Company for the last three months of fiscal 1998. P & C paid him an annual base salary of $200,000 in each of calendar years 1997 and 1998 (paid through August 31, 1998), with bonuses of $110,000 and $30,000 in 1997 and 1998, respectively. In addition, P & C contributed $4,000 and $4,396 on his behalf under a P & C profit sharing and 401(k) plan for 1997 and 1998, respectively. Pursuant to Mr. Schur's employment agreement with the Company, his annual salary from September 1998 to September 1999 is $150,000, with his salary increasing by $25,000 each year through the five-year term of his employment agreement.

Stock Option Information
------------------------

         None of the Named Executive Officers exercised any options during fiscal 1998.

         The following table sets forth certain information regarding options granted to the Named Executive Officers during fiscal 1998:

                        Option Grants in Last Fiscal Year



                                                                             Potential Realizable Value at
                                  % of Total              Market             Assumed Annual Rates of Stock
                                    Options      Per      Price              Price Appreciation for Option
                                  Granted to    Share      on                            Term
                     Options       Employee    Exercise   Grant   Expiration
Name                 Granted        in 1998     Price     Date      Date       0% ($)     5%  ($)   10%  ($)
--------------------------------- ------------ --------- -------- ---------- --------- ----------- ----------
Brian B. Obie             456 (1)        0.2%    $ 9.55    $9.55   1/1/13           -     $ 4,699   $ 13,836

Stephen F. Grover      11,000 (2)        5.2%     12.73    12.73   7/8/13           -     151,082    444,910
                          324 (1)        0.2%      9.55     9.55   1/1/13           -       3,338      9,831

James W. Callahan         236 (1)        0.1%      9.55     9.55   1/1/13           -       2,432      7,161

Wayne P. Schur        126,500 (3)       59.4%      7.92    10.91   9/1/13    $378,235   1,246,182  2,577,783
                       11,000 (3)        5.2%      9.32    10.91   9/1/13      17,490      92,964    208,755


(1) These options have a 15-year term and the shares subject to the options become exercisable at a rate of 25%, 35% and 40%, respectively, on the third, fourth and fifth anniversaries of the date of grant.

(2) This option has a 15-year term and becomes exercisable at a rate of 20% of the shares subject to the option each year beginning on the first anniversary of the date of grant.

(3) Mr. Schur's options have a 10-year term and become exercisable at the following rate: 20% of the shares subject to the option immediately upon date of grant; 22% of the shares subject to the option per year on each of the first, second and third anniversaries of the date of grant; and 14% of the shares subject to the option on the fourth anniversary of the date of grant.


         The following table sets forth certain information regarding options held by the Named Executive Officers at November 30, 1998:

            Aggregated Option Values at End of Fiscal Year

                        Number of Securities
                       Underlying Unexercised         Value of Unexercised
                             Options at              In-the-Money Options at
                         November 30, 1998           November 30, 1998 ($)(1)
                    ----------------------------  -----------------------------
Name                Exercisable    Unexercisable   Exercisable    Unexercisable
                    -----------   --------------  ------------  ---------------
Brian B. Obie                 -              456             -        $  2,029
Stephen F. Grover        12,100           29,474      $102,850         169,687
James W. Callahan         7,260           11,126        61,710          93,615
Wayne P. Schur           27,500          110,000       167,200         653,400

1) On November 30, 1998, the market price of the Company's Common Stock was $14.00 per share. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to (i) the difference between that amount and the exercise price of the option multiplied by (ii) the number of the shares covered by the stock option.

Restated 1996 Stock Incentive Plan
----------------------------------

         The Company's Stock Plan provides for the issuance of 363,000 shares of Common Stock to the Company's employees, directors and consultants. Shares may be issued pursuant to: (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"); (ii) nonqualified stock options ("NSOs"); (iii) stock bonuses; and (iv) direct sales of stock. ISOs may be issued only to the Company's employees and will have a maximum term of 10 years from the date of grant. The exercise price for ISOs may not be less than 100% of the fair market value of the Company's Common Stock at the time of the grant, and the aggregate fair market value (as determined at the time of the grant) of shares issuable upon the exercise of ISOs for the first time in any one calendar year may not exceed $100,000. In the case of ISOs granted to holders of more than 10% of the Company's Common Stock, the exercise price may not be less than 110% of the fair market value of the Company's Common Stock at the time of the grant, and the term of the option may not exceed five years. Under the Stock Plan, NSOs have a maximum term of 15 years from the date of grant and must be granted at an exercise price not less than 85% of the fair market value of the Company's Common Stock at the date of grant. Options become exercisable in whole or in part from time to time as determined by the Board's Compensation Committee, which administers the Stock Plan.

         At November 30, 1998, options covering 191,461 shares were outstanding under the Stock Plan, with a weighted average exercise price of $7.45 per share, and an additional 159,560 shares remained available for future issuances under the Stock Plan.


                 SCHUR EMPLOYMENT AND NONCOMPETITION AGREEMENT;
                          CHANGE-IN-CONTROL ARRANGEMENT

Schur Employment and Noncompetition Agreement
---------------------------------------------

         In connection with Obie Media's acquisition of P & C in September 1998, the Company entered into a five-year employment and noncompetition agreement with Wayne Schur, the Executive Vice President and a director of Obie Media and the former shareholder of P & C. The agreement contains noncompetition and nondisclosure provisions. Under the agreement, Mr. Schur's annual salary initially is $150,000 and will increase by $25,000 in each of the second through fifth years of his employment. The agreement provides that the Company may terminate Mr. Schur's contract at any time after

September 1, 2001 without "cause," as defined in the agreement. In that case, the Company generally would be liable to Mr. Schur for a severance benefit payment equal to his annual salary for the then upcoming contract year. The agreement further provides that the Company may terminate his contract at any time for cause. In such case, the Company would be liable to him only for salary and benefits earned by him through the date of such termination. Pursuant to Mr. Schur's employment agreement, on September 1, 1998, the Company granted him an NSO for 137,500 shares of the Company's Common Stock (the "Option Shares"), of which 27,500 Option Shares were exercisable upon the grant date. The remaining
110,000 Option Shares will be exercisable in equal increments on the first, second, third and fourth anniversaries of September 1, 1998. If Mr. Schur terminates his employment with Obie Media during the first three years of his employment agreement, other than for breach of the agreement by the Company, he will forfeit any Option Shares not exercisable as of the date of such termination. Termination of Mr. Schur's employment for any other reason will not affect his right to acquire the Option Shares.

Change-in-Control Arrangement
-----------------------------

         Under the terms of the acquisition agreement by which the Company acquired all of the outstanding stock of P & C from Mr. Schur, $1.5 million of the base purchase price and 82,500 shares of Common Stock payable to Mr. Schur were deferred. The acquisition agreement provides that a portion of the deferred base purchase price is payable by the Company annually, with the final payment to be made to Mr. Schur no later than January 1, 2003. However, the agreement further provides that the entire unpaid purchase price (cash and stock) is immediately payable to Mr. Schur upon a "Change of Management" of Obie Media (other than a Change of Management which results from the death or disability of Brian Obie). Under the agreement, the term "Change of Management" means that Mr. Obie no longer serves as the Company's Chief Executive Officer or that Mr. Obie (directly or indirectly through immediate family members) fails to own at least 25% of the Company's outstanding Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our policy for transactions with affiliates, adopted following the Company's initial public offering in November 1996, provides that all proposed transactions by the Company with its directors, officers, 5% shareholders and their affiliates be entered into only if such transactions are (i) on terms no less favorable to Obie Media than could be obtained from unaffiliated parties,
(ii) reasonably expected to benefit Obie Media and (iii) approved by a majority of the disinterested, independent members of the Company's Board of Directors. Set forth below are descriptions of certain transactions between Obie Media and its directors, officers or 5% shareholders or their affiliates since December 1, 1996:

Outdoor Advertising Displays
----------------------------

         Until December 31, 1997, Obie Media leased outdoor advertising displays from MO Partners, in which Brian Obie and Delores Mord hold partnership interests of approximately 85% and 15%, respectively. The lease agreement required monthly payments of a minimum base rent plus additional rent equal to 5% of the gross revenues derived by Obie Media from advertising on the displays. The minimum base rental payments were $9,000 per month in calendar 1997. The lease expired at the end of 1997. Total lease expenses were $108,000 and $18,000 in fiscal 1997 and 1998, respectively. On December 31, 1997, the Company exercised its option, granted in fiscal 1996, to purchase the outdoor advertising displays of MO Partners for $698,000. Prior to the purchase of the outdoor displays from MO Partners, Obie Media had guaranteed certain indebtedness of MO Partners, the outstanding balance of which was $415,000 at November 30, 1997. The Company paid for the displays with a promissory note. Upon the note's payment in full in April 1998, the Company's guaranty of the MO Partners debt was released. The Company believes the option price was at least as favorable to Obie Media as would have been available from an unrelated party through arms-length negotiations.

         MO Partners also leases land to the Company for two outdoor advertising displays. Lease payments for these properties equal 20% of the annual revenues Obie Media derives from these displays. Lease payments were $12,000 in each of fiscal 1997 and 1998. The Company believes that the terms of these leases are at least as favorable to Obie Media as would be available with an unrelated third party through arms-length negotiations.

Office and Production Space
---------------------------

         Prior to April 1997, Obie Media rented office and production space in three locations in Eugene, Oregon from Obie Industries, Obie Media's parent until 1996, and from another affiliated company. In April 1997, the Company consolidated the Company's operations in Eugene in a headquarters building at one of these locations. The headquarters building is leased from Obie Industries at market rates. The Company's rental and lease payments on these properties were $123,000 and $171,000 in fiscal 1997 and 1998, respectively.

Personal Services
-----------------

         Brian Obie, the Company's Chairman of the Board, President and Chief Executive Officer, provides limited services to Obie Industries and its subsidiaries. Mr. Obie is the President, a director and the controlling shareholder of Obie Industries. It is estimated that Mr. Obie spends on average less than 5% of his time working on Obie Industries matters.


          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's officers, directors and more than 10% shareholders to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and more than 10% shareholders are required by Commission regulations to furnish the Company with all Section 16(a) forms they file.

         Based solely on the Company's review of the copies of such forms that the Company received and written representations from the Company's officers and directors, the Company believes that all required forms were timely filed with respect to fiscal 1998, except that Stephen Wendell filed one report late (covering three purchases of shares) and Richard Williams filed one report late (covering two purchases of shares).


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP, independent public accountants, examined the financial statements of the Company for fiscal 1998. Representatives of Arthur Andersen LLP will be at the annual meeting and will have an opportunity to make a statement if they desire to do so and answer any appropriate questions concerning their report. However, management has been advised that the representatives of Arthur Andersen LLP do not plan to make a statement.

         The Company will appoint at a later date independent public accountants to audit the Company's financial statements for the 1999 fiscal year. The Board of Directors or the Audit Committee will review the scope of any such audit and other assignments given to the auditors to assess whether such assignments would affect their independence.


                              SHAREHOLDER PROPOSALS

         Shareholders may only bring business before an annual meeting if the shareholder proceeds in compliance with the Company's Bylaws. For business to be properly brought before the 1999 annual meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company, in writing, on or before the close of business on May 24, 1999. In order to be valid, a shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the matter proposed to be brought before the meeting; (ii) the name and record address of such shareholder; (iii) the number of shares of the Company's Common Stock which are owned beneficially or of record by such shareholder; and
(iv) any material interest of the shareholder in the matter. The presiding officer at an annual meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer determines that any matter has not been properly brought before the meeting, he or she will so declare at the meeting, and any such matter will not be considered or acted upon.

         To be eligible for inclusion in the Company's proxy materials for the Year 2000 annual meeting of shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the rules of the Commission governing such proposals, be received no later than November 14, 1999 by the Secretary of the Company at the Company's executive offices at 4211 West 11th Avenue, Eugene, Oregon 97402.

         With respect to shareholder nominations of directors, the procedures prescribed by the Bylaws are described under "Election of Directors" above.


                                  OTHER MATTERS

         While the notice of the annual meeting of shareholders provides for the transaction of such other business as may properly come before the meeting, management does not know of any matters to be presented other than the matter set forth in this proxy statement. If any further business is presented to the meeting, the persons named in the proxies will vote the shares represented by such proxies according to their best judgment.

Eugene, Oregon
May 14, 1999

                             OBIE MEDIA CORPORATION
               Proxy solicited on behalf of the Board of Directors
                  Annual Meeting of Shareholders June 15, 1999

         The undersigned hereby appoints Brian B. Obie and James W. Callahan as proxies with full power of substitution, to represent and vote, as designated below, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the annual meeting of shareholders of OBIE MEDIA CORPORATION on June 15, 1999, and any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present. Either or both of the proxies may exercise all powers granted hereby.

1.  ELECTION OF DIRECTORS

              VOTE FOR both nominees for Class 1 director listed below (except ---- as marked to the contrary)

              WITHHOLD AUTHORITY to vote for both nominees listed below
        ----

        (Instruction: To withhold authority to vote for either individual nominee, strike a line through the nominee's name below)


         Delores M. Mord            Wayne P. Schur

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR CLASS 1 DIRECTOR. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

         Please date and sign exactly as your name or names appear below. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

                                           Dated:                         , 1999
                                                 -------------------------

                                           -------------------------------------

                                           -------------------------------------
                                           Signature or Signatures


PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.